As filed with the Securities and Exchange Commission on July 2, 2009

Registration No. 333-

Registration No. 333-    -01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Tanger Factory Outlet Centers, Inc.

Tanger Properties Limited Partnership

(Exact Name of Registrant as Specified in Its Charter)

Tanger Factory Outlet Centers, Inc., a North Carolina corporation

Tanger Properties Limited Partnership, a North Carolina limited partnership

(State or Other Jurisdiction of Incorporation or Organization)

Tanger Factory Outlet Centers, Inc. - 56-1815473

Tanger Properties Limited Partnership - 56-1822494

(I.R.S. Employer Identification No.)

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

(336) 292-1108

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven B. Tanger, President and Chief Executive Officer

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

(336) 292-3010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Raymond Y. Lin, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Tanger Factory Outlet Centers, Inc.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Tanger Properties Limited Partnership:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price	Amount of registration fee
Common Stock	(1)	$0(1)
Preferred Stock	(1)	$0(1)
Depositary Shares representing Preferred Stock	(1)	$0(1)
Common Stock Warrants	(1)	$0(1)
Senior Debt Securities	(1)	$0(1)
Subordinated Debt Securities	(1)	$0(1)
Guarantees of the Debt Securities (2)	(1)	$0(1)

(1)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all the registration fee.
(2)	Debt Securities issued by Tanger Properties Limited Partnership may be accompanied by Guarantees to be issued by Tanger Factory Outlet Centers, Inc. Pursuant to Rule 457(n), no separate registration fee is payable in respect of the registration of the guarantees.

Tanger Factory Outlet Centers, Inc.

Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants

Tanger Properties Limited Partnership

Debt Securities

Tanger Factory Outlet Centers, Inc. may from time to time offer:

(1)	preferred shares;

(2)	preferred shares represented by depositary shares;

(3)	common shares; or

(4)	warrants to purchase our common shares; and

Tanger Properties Limited Partnership may from time to time offer in one of more series its debt securities, which may either be senior or subordinated.

Tanger Factory Outlet Centers, Inc. and its subsidiaries is referred to in this prospectus as the Company, and Tanger Properties Limited Partnership and its subsidiaries is referred to in this prospectus as the Operating Partnership. The terms “we”, “our” and “us” refer to the Company and the Operating Partnership together, as the context requires.

The preferred shares, depositary shares, common shares, warrants to purchase our common shares and debt securities (collectively, the “Offered Securities”) may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus. Under this Registration Statement, the Company can issue equity securities and debt guarantees, but not debt securities, and the Operating Partnership can issue only debt securities. Except as provided in the following sentence, the Company will unconditionally guarantee the payment of principal and a premium, if any, and interest on debt securities offered by the Operating Partnership, to the extent and on the terms described herein and in any accompanying prospectus supplement to this prospectus. If the Operating Partnership issues non-convertible investment grade debt securities, the applicable prospectus supplement will provide whether the securities are guaranteed by the Company.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust (“REIT”) for federal income tax purposes.

See “Risk Factors” beginning on page 2 of this Prospectus for a description of certain factors that should be considered by purchasers of our securities.

Our common shares are traded on the New York Stock Exchange under the symbol “SKT.” On July 1, 2009, the last reported sale price of our common shares was $32.54 per share.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.

Any representation to the contrary is a criminal offense.

Prospectus dated July 2, 2009

WHERE YOU CAN FIND MORE INFORMATION

The Company and the Operating Partnership file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document the Company or the Operating Partnership files with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain these materials from us at no cost by directing a written or oral request to us at Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary, or by calling our Investor Relations Department at (336) 834-6863, or at our website at www.tangeroutlet.com. Except for the documents described below, information on our website is not otherwise incorporated by reference into this prospectus. In addition, the SEC maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including the Company and the Operating Partnership, that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement and the exhibits to the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein.

Tanger Factory Outlet Centers, Inc.:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Current Reports on Form 8-K filed on January 5, 2009, April 9, 2009, April 24, 2009, May 6, 2009, May 8, 2009, and July 2, 2009;

•	Amendment to Current Report on Form 8-K/A filed on March 20, 2009;

•	Definitive proxy statement filed on March 27, 2009; and

•	Definitive additional proxy materials filed on March 27, 2009.

Tanger Properties Limited Partnership:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Current Reports on Form 8-K filed on January 5, 2009, April 9, 2009, May 6, 2009, May 8, 2009, and July 2, 2009; and

•	Amendment to Current Report on Form 8-K/A filed on March 20, 2009.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may request any of the documents incorporated by reference herein (excluding exhibits) as described above under “Where You Can Find Additional Information.”

(i)

You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

BASIS OF PRESENTATION

The Company and the Operating Partnership each filed a Form 8-K on July 2, 2009 to retrospectively adjust portions of their Annual Reports on Form 10-K for the fiscal year ended December 31, 2008, filed on February 27, 2009, (the “Annual Reports”), to reflect their adoption, effective January 1, 2009, of FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” FASB No. 160, “No. 160 “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” and FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” Investors should read such Forms 8-K in conjunction with the Annual Reports and the Company and the Operating Partnership’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 and other filings.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	national and local general economic and market conditions;

•	demographic changes; our ability to sustain, manage or forecast our growth; existing governmental regulations and changes in or the failure to comply with, government regulations;

•	adverse publicity; liability and other claims asserted against us;

•	competition;

•	the risk that we may not be able to finance our planned development activities;

•

risks related to the retail real estate industry in which we compete, including the potential adverse impact of external factors such as inflation, tenant demand for space, consumer confidence, unemployment rates and consumer tastes and preferences;

•	the risk that high fuel prices may impact consumer travel and spending habits;

•

risks associated with our development activities, such as the potential for cost overruns, delays and lack of predictability with respect to the financial returns associated with these development activities;

•	risks associated with real estate ownership, such as the potential adverse impact of changes in the local economic climate on the revenues and the value of our properties;

•	risks that we incur a material, uninsurable loss of our capital investment and anticipated profits from one of our properties, such as those that result from wars, earthquakes, tornados or hurricanes;

•

risks that a significant number of tenants or a tenant or tenants that lease a significant amount of gross leasable area from us may become unable to meet their lease obligations, including as a result of tenant bankruptcies, or that we may be unable to renew or re-lease a significant amount of available space on economically favorable terms;

•	fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans;

•	business disruptions;

(ii)

•	the ability to attract and retain qualified personnel;

•	the ability to realize planned costs savings in acquisitions; and

•	retention of earnings.

Additional factors which may cause actual results to differ materially from current expectations include, but are not limited to, those set forth in the section entitled “Business” in the Annual Reports, including the subheadings entitled “Recent Developments,” “The Factory Outlet Concept,” “Our Factory Outlet Centers,” “Business Strategy,” “Growth Strategy,” “Operating Strategy,” “Capital Strategy,” “Competition,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Forms 8-K filed on July 2, 2009 and the section titled “Risk Factors” in this prospectus and the Annual Reports. Please consider our forward-looking statements in light of those risks as you read this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of its date only. Our business, financial condition, results of operations and prospects may have changed since those dates.

(iii)

THE COMPANY AND THE OPERATING PARTNERSHIP

We are one of the largest owners and operators of factory outlet centers in the United States. We are organized to operate as a REIT. We are a fully-integrated, self-administered and self-managed real estate company that focuses exclusively on developing, acquiring, owning and operating factory outlet centers. We provide all development, leasing and management services for our centers. As of June 1, 2009, we owned 31 centers in 22 states coast to coast, totaling approximately 9.2 million square feet of gross leasable area. These centers were 94% occupied and contained over 1,900 stores, representing approximately 350 store brands. We also operate and have partial ownership interests in two outlet centers totaling approximately 950,000 square feet.

Our factory outlet centers and other assets are held by, and all of our operations are conducted by, Tanger Properties Limited Partnership and subsidiaries. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership.

We own the majority of the units of partnership interest issued by the Operating Partnership, through our two wholly-owned subsidiaries, the Tanger GP Trust and the Tanger LP Trust. The Tanger GP Trust controls the Operating Partnership as its sole general partner. The Tanger LP Trust holds a limited partnership interest. The Tanger family (or trusts or partnerships for their benefit), through their ownership of the Tanger Family Limited Partnership, holds the remaining units as a limited partner. Stanley K. Tanger, our Chairman of the Board, is the sole general partner of the Tanger Family Limited Partnership.

Organizational Chart

Ownership of our common shares is restricted to preserve our status as a REIT for federal income tax purposes. Subject to certain exceptions, a person may not actually or constructively own more than 4% of our common shares or 9.8% of our 7.5% Class C Cumulative Preferred Shares, or Class C Preferred Shares. We also operate in a manner intended to enable us to preserve our status as a REIT, including, among other things, making distributions with respect to our outstanding common shares equal to at least 90% of our taxable income each year.

The Company and the Operating Partnership are organized under the laws of the state of North Carolina and maintain their principal executive offices at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408 and the telephone number at that address is (336) 292-3010. Our website can be accessed at www.tangeroulet.com. The contents of our website are not part of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus and the related prospectus supplement before deciding to buy our securities:

Our earnings and therefore our profitability are entirely dependent on rental income from real property.

Substantially all of our income is derived from rental income from real property. Our income and funds for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us or if we were unable to lease a significant amount of space in our centers on economically favorable lease terms. In addition, the terms of factory outlet store tenant leases traditionally have been significantly shorter than in other retail segments. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that we will be able to re-lease space on economically favorable terms.

We are substantially dependent on the results of operations of our retailers.

Our operations are necessarily subject to the results of operations of our retail tenants. A portion of our rental revenues are derived from percentage rents that directly depend on the sales volume of certain tenants. Accordingly, declines in these tenants’ results of operations (due to changes in consumers’ preferences, general economic conditions or other factors) would reduce the income produced by our properties. If the sales of our retail tenants decline sufficiently, such tenants may be unable to pay their existing rents as such rents would represent a higher percentage of their sales. Any resulting leasing delays, failures to make payments or tenant bankruptcies could result in the termination of such tenants’ leases.

A number of companies in the retail industry, including some of our tenants, have declared bankruptcy or have voluntarily closed certain of their stores in recent years. The bankruptcy of a major tenant or number of tenants may result in the closing of certain affected stores, and we may not be able to re-lease the resulting vacant space for some time or for equal or greater rent. Such bankruptcy could have a material adverse effect on our results of operations and could result in a lower level of funds for distribution.

We face competition for the acquisition of factory outlet centers, and we may not be able to complete acquisitions that we have identified.

One component of our business strategy is expansion through acquisitions, and we may not be successful in completing acquisitions that are consistent with our strategy. We compete with institutional pension funds, private equity investors, other REITs, small owners of factory outlet centers, specialty stores and others who are engaged in the acquisition, development or ownership of factory outlet centers and stores. These competitors may affect the supply/demand dynamics and, accordingly, increase the price we must pay for factory outlet centers we seek to acquire. These competitors may succeed in acquiring those factory outlet centers themselves. Also, our potential acquisition targets may find our competitors to be more attractive acquirers because they may have greater marketing and financial resources, may be willing to pay more, or may have a more compatible operating philosophy. In addition, the number of entities competing for factory outlet centers may increase in the future, which would increase demand for these factory outlet centers and the prices we must pay to acquire them. If we pay higher prices for factory outlet centers, our profitability may be reduced. Also, once we have identified potential acquisitions, such acquisitions are subject to the successful completion of due diligence, the negotiation of definitive agreements and the satisfaction of customary closing conditions. We cannot assure you that we will be able to reach acceptable terms with the sellers or that these conditions will be satisfied.

The economic performance and the market value of our factory outlet centers are dependent on risks associated with real property investments.

Real property investments are subject to varying degrees of risk. The economic performance and values of real estate may be affected by many factors, including changes in the national, regional and local economic climate, inflation, unemployment rates, consumer confidence, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, our ability to provide adequate maintenance and insurance and increased operating costs.

Real property investments are relatively illiquid.

Our factory outlet centers represent a substantial portion of our total consolidated assets. These assets are relatively illiquid. As a result, our ability to sell one or more of our factory outlet centers in response to any changes in economic or other conditions is limited. If we want to sell a factory outlet center, there can be no assurance that we will be able to dispose of it in the desired time period or that the sales price will exceed the cost of our investment.

We are subject to the risks associated with debt financing.

We are subject to the risks associated with debt financing, including the risk that the cash provided by our operating activities will be insufficient to meet required payments of principal and interest. If the national and world-wide financial crisis continues, disruptions in the capital and credit markets may adversely affect our operations, including the ability to fund the planned capital expenditures and potential new developments or acquisitions. Further, there is the risk that we will not be able to repay or refinance existing indebtedness or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we are unable to access capital markets to refinance our indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms or default on our outstanding indebtedness, which could have a material adverse effect on our financial position and results of operations.

As of June 1, 2009, approximately 27% of our outstanding debt was at variable interest rates and the Company had $196.9 million outstanding on its $325 million in available lines of credit (which is subject to variable interest rates). Changes in economic conditions outside of our control could result in higher interest rates, thereby increasing our interest expense and reducing the funds available for capital expenditures, potential new developments or acquisitions, operations or other purposes.

We are required by law to make distributions to our shareholders.

To obtain the favorable tax treatment associated with our qualification as a REIT, generally, we are required to distribute to our common and preferred shareholders at least 90.0% of our net taxable income (excluding capital gains) each year. We depend upon distributions or other payments from our Operating Partnership to make distributions to our common and preferred shareholders.

We may change the dividend policy for common shares in the future.

On April 9, 2009, the Company announced an increase in our quarterly dividend from $0.38 to $0.3825 per common share. There is no assurance that our dividends will not be reduced in the future.

The Company has historically paid dividends in cash and intends to continue to pay dividends in cash in the future. In the event that cash flow is not sufficient or we choose to conserve cash for other corporate purposes, we may reduce our dividends or make distributions partially in cash and partially in shares. Distributions that are partially paid in shares and partially paid in cash that comply with the requirements of Revenue Procedure 2009-15 will be fully taxable to U.S. holders of Company common shares.

The decision to declare and pay dividends on common shares in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of the Company’s Board of Directors and will depend on our earnings, funds from operations (“FFO”), liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness and preferred shares, the annual distribution requirements under the REIT provisions of the Code, state law and such other factors as the Company’s Board of Directors deems relevant. Any change in our dividend policy could have a material adverse effect on the market price of common shares.

Our failure to qualify as a REIT could subject our earnings to corporate level taxation.

We believe that we have operated and intend to operate in a manner that permits us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). However, we cannot assure you that we have qualified or will remain qualified as a REIT. If in any taxable year we were to fail to qualify as a REIT and certain statutory relief provisions were not applicable, we would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless we were entitled to relief under statutory provisions, we could not elect to be subject to tax as a REIT for four taxable years following the year during which we were disqualified. Our failure to qualify for taxation as a REIT would have an adverse effect on the market price and marketability of our securities.

We depend on distributions from our Operating Partnership to meet our financial obligations, including dividends.

Our operations are conducted by our Operating Partnership, and our only significant asset is our interest in our Operating Partnership. As a result, we depend upon distributions or other payments from our Operating Partnership in order to meet our financial obligations, including our obligations under any guarantees or to pay dividends or liquidation payments to our common and preferred shareholders. As a result, these obligations are effectively subordinated to existing and future liabilities of the Operating Partnership. Our Operating Partnership is a party to loan agreements with various bank lenders that require our Operating Partnership to comply with various financial and other covenants before it may make distributions to us. Although our Operating Partnership presently is in compliance with these covenants, we cannot assure you that it will continue to be in compliance and that it will be able to make distributions to us.

We may be unable to develop new factory outlet centers or expand existing factory outlet centers successfully.

We continue to develop new factory outlet centers and expand factory outlet centers as opportunities arise. However, there are significant risks associated with our development activities in addition to those generally associated with the ownership and operation of established retail properties. While we have policies in place designed to limit the risks associated with development, these policies do not mitigate all development risks associated with a project. These risks include the following:

•	significant expenditure of money and time on projects that may be delayed or never be completed;

•	higher than projected construction costs;

•	shortage of construction materials and supplies;

•	failure to obtain zoning, occupancy or other governmental approvals or to the extent required, tenant approvals; and

•	late completion because of construction delays, delays in the receipt of zoning, occupancy and other approvals or other factors outside of our control.

Any or all of these factors may impede our development strategy and adversely affect our overall business.

An uninsured loss or a loss that exceeds the insurance policies on our factory outlet centers could subject us to lost capital or revenue on those centers.

Some of the risks to which our factory outlet centers are subject, including risks of war and earthquakes, hurricanes and other natural disasters, are not insurable or may not be insurable in the future. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the insurance policies noted above or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in and anticipated revenue from one or more of our factory outlet centers, which could adversely affect our results of operations and financial condition, as well as our ability to make distributions to our shareholders.

Under the terms and conditions of our leases, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons and contamination of air, water, land or property, on or off the premises, due to activities conducted in the leased space, except for claims arising from negligence or intentional misconduct by us or our agents. Additionally, tenants generally are required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies acceptable to us. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the leased space. All of these policies may involve substantial deductibles and certain exclusions. Therefore, an uninsured loss or loss that exceeds the insurance policies of our tenants could also subject us to lost capital or revenue.

We may be subject to environmental regulation.

Under various federal, state and local laws, ordinances and regulations, we may be considered an owner or operator of real property and may be responsible for paying for the disposal or treatment of hazardous or toxic substances released on or in our property or disposed of by us, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). This liability may be imposed whether or not we knew about, or were responsible for, the presence of hazardous or toxic substances.

High fuel prices may impact consumer travel and spending habits.

Our markets have experienced and may in the future experience high fuel prices. Most shoppers use private automobile transportation to travel to our factory outlet centers and many of our centers are not easily accessible by public transportation. Increasing fuel costs may reduce the number of trips to our centers thus reducing the amount spent at our centers. Many of our factory outlet center locations near tourist destinations may experience an even more acute reduction of shoppers if there were a reduction of people opting to drive to vacation destinations. Such reductions in traffic could adversely impact our percentage rents and ability to renew and release space at current rental rates.

Increasing fuel costs may also reduce disposable income and decrease demand for retail products. Such a decrease could adversely affect the results of operations of our retail tenants and adversely impact our percentage rents and ability to renew and release space at current rental rates.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED

CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets for ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods shown for the Company and the Operating Partnership. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. The ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the combined fixed charges and preferred share dividends. For these purposes, earnings have been calculated by adding fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed income of unconsolidated joint ventures to income from continuing operations before adjustment for equity in earnings of unconsolidated joint ventures. Fixed charges consist of interest costs, whether expensed or capitalized, the amortization of debt issue costs, whether expensed or capitalized and the interest factor of rental expense.

Ratio of Earnings to Fixed Charges

Three Months Ended March 31,
2009	2008
4.2	1.7

Year Ended December 31,
2008	2007	2006	2005	2004
1.6	1.6	1.6	1.6	2.0

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

Three Months Ended March 31,
2009	2008
3.8	1.5

Year Ended December 31,
2008	2007	2006	2005	2004
1.4	1.5	1.4	1.6	2.0

USE OF PROCEEDS

We intend to contribute all of the proceeds from the sale of securities of the Company to the Operating Partnership. Unless otherwise described in the applicable prospectus supplement, the Operating Partnership intends to use the net proceeds from the sale of our securities for general purposes, which may include the development or the acquisition of additional portfolio properties as suitable opportunities arise, the expansion and improvement of certain centers in the Operating Partnership’s portfolio, and the repayment of certain secured or unsecured indebtedness outstanding at such time.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

The following description of the terms of the debt securities sets forth certain general terms and provisions of our debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered, the extent, if any, to which such general provisions may apply to our debt securities and any modifications of or additions to the general terms of the debt securities applicable in the case of the debt securities will be described in the prospectus supplement relating to such debt securities.

The debt securities will be issued by the Operating Partnership and, except as noted in the following sentence, will be guaranteed by the Company. If the Operating Partnership issues non-convertible investment grade debt securities, the applicable prospectus supplement will provide whether the securities are guaranteed by the Company. The Company will not issue debt securities. The senior debt securities will be issued under an indenture, dated as of March 1, 1996 between the Operating Partnership, the Company and US Bank, National Association, as trustee, and the subordinated debt securities are to be issued under an indenture to be dated as of a date on or prior to the first issuance of subordinated debt securities, as supplemented from time to time between the Operating Partnership, the Company and State Street Bank and Trust Company, as trustee. The original senior indenture, dated as of March 1, 1996, was filed on the Company’s Registration Statement on Form S-3, dated April 12, 1996. The senior indenture was subsequently supplemented by a First Supplemental Indenture which was filed on the Company’s Current Report on Form 8-K dated March 6, 1996, Second Supplemental Indenture which was filed on the Company and the Operating Partnership’s Current Reports on Form 8-K dated October 24, 1997, Third Supplemental Indenture which was filed on the Company and the Operating Partnership’s Current Reports on Form 8-K dated February 15, 2001, Fourth Supplemental Indenture which was filed on the Company and the Operating Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2006, Fifth Supplemental Indenture which was filed on the Company and the Operating Partnership’s Annual Reports on Form 10-K for the year ended December 31, 2006 and Sixth Supplemental Indenture which is filed as Exhibit 4.13 hereto. The form of the subordinated indenture was filed as an exhibit to the Amendment No. 1 to the Registration Statement on Form S-3 dated January 23, 1996.

The indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the TIA. The statements made hereunder relating to the indentures and the debt securities to be issued thereunder are summaries of certain provisions of those agreements and are not complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such debt securities.

The debt securities will be direct, unsecured obligations of the Operating Partnership. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness of the Operating Partnership (including the senior debt securities) as described under “Subordination” below. The indentures provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the general partner of the Operating Partnership or as established in one or more indentures supplemental to the indenture. All debt securities of one series need not be issued at the same time and may vary as to interest rate or formula, maturity and other provisions and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series.

The indentures provide or will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of the debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of the debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

This summary sets forth certain general terms and provisions of the indentures, the debt securities and the related guarantees. For a detailed description of a specific series of debt securities and the related guarantees, you should consult the prospectus supplement for that series. The prospectus supplement may contain any of the following information where applicable:

(1)	the title of those debt securities;

(2)	the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

(3)	the percentage of the principal amount at which those debt securities will be issued and, if other than 100% of the principal amount thereof, the portion of the principal amount payable upon acceleration of the maturity;

(4)	the date or dates, or the method for determining the date or dates, on which the principal of (and premium, if any, on) those debt securities will be payable;

(5)	the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

(6)	the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7)	the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership or the Company, as applicable, relating to the debt securities, the applicable guarantees and the applicable Indenture may be served;

(8)	the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

(9)	the obligation, if any, of the Operating Partnership to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities of the Operating Partnership to offer to redeem, repay or purchase those debt securities, and the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which such those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

(10)	if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11)	whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be, based on one or more currencies, currency units or composite currencies) and the manner in which those amounts shall be determined;

(12)	any additions to, modifications of or deletions from the terms of the events of default or covenants with respect to those debt securities;

(13)	whether those debt securities will be issued in certificated or book-entry form or both, and, if so, the identity of the depositary and the terms of the depositary arrangement for those debt securities;

(14)	whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

(15)	the specific terms of the related guarantees;

(16)	if the defeasance and covenant defeasance provisions of the applicable indenture for those debt securities are to be inapplicable, or any modifications to such provisions;

(17)	whether and under what circumstances the Operating Partnership will pay additional amounts as contemplated in the applicable indenture on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such debt securities in lieu of making such payment;

(18)	if other than the trustee, the identity of each security registrar and/or paying agent; and

(19)	any other terms of those debt securities not inconsistent with the provisions of the applicable indenture.

The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. Any material, special U.S. federal income tax, accounting and other considerations applicable to securities issued with original issue discount will be described in the applicable prospectus supplement.

Except as described in “Merger, Consolidation or Sale” or as may be set forth in the applicable prospectus supplement, the indentures do not contain any provisions that would limit the ability of the Operating Partnership or the Company to incur indebtedness or that would afford holders of debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party,

(2)	a change of control, or

(3)	a reorganization, restructuring, merger or similar transaction involving the Operating Partnership or the Company that may adversely affect the holders of the debt securities.

However, our organizational documents contain certain restrictions on ownership and transfers of our common shares and preferred shares that are designed to preserve our status as a REIT and may act to prevent or hinder a change of control. See “Description of Common Shares” and “Description of Preferred Shares.” In addition, subject to the limitations set forth under “Merger, Consolidation or Sale,” the Operating Partnership or the Company may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership or the Company, that would increase the amount of the Operating Partnership’s indebtedness or substantially reduce or eliminate the Operating Partnership’s assets, which may have an adverse effect on the Operating Partnership’s ability to service its indebtedness, including the debt securities.

Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company and the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection. Reference is made to “Certain Covenants” below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, compliance with such covenants generally may not be waived with respect to a series of debt securities by the Board of Directors of the Company as sole shareholder of the general partner of the Operating Partnership or by the trustee unless the holders of at least a majority in principal amount of all outstanding debt securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the indenture described under “Discharge, Defeasance and Covenant Defeasance” below apply to such series of debt securities. See “Modification of the Indenture.”

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series which are registered securities, other than registered securities issued in book-entry form (which may be in any denomination) will be issuable in denominations of $1,000 and integral multiples thereof, and the debt securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable trustee provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable record date and may either be paid to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the applicable trustee, notice whereof shall be given to the holder of such debt security not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner, all as more completely described in the indenture.

Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and rank and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by the Operating Partnership with respect to any series of debt securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of debt securities.

Neither the Operating Partnership nor the applicable trustee shall be required to:

(1)	issue, register the transfer of or exchange any debt securities if such debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the debt securities to be redeemed and ending at the close of business on the day of such selection;

(2)	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

(3)	issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale

Each Indenture provides that the Operating Partnership or the Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that:

(1)	either the Operating Partnership or the Company, as the case may be, shall be the continuing entity, or the successor entity (if other than the Operating Partnership or the Company, as the case may be) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities issued under such indenture, in the case of any successor to the Operating Partnership, or the applicable guarantee, in the case of any successor to the Company and the due and punctual performance and observance of all of the covenants and conditions contained in such indenture and, as applicable, such debt securities or guarantees;

(2)	immediately after giving effect to such transaction no event of default, and no event which, after notice or the lapse of time, or both, would become such an event of default, under such indenture shall have occurred and be continuing; and

(3)	an officer’s certificate and legal opinion covering such conditions shall be delivered to the applicable trustee.

Certain Covenants

Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness (as defined below), other than Permitted Indebtedness (as defined below), if, immediately after giving effect to the incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is greater than 60% of the sum of:

(1)	the Operating Partnership’s Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness; and

(2)	any increase in the Total Assets since the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Indebtedness (such increase together with the Total Assets being referred to as the “Adjusted Total Assets”).

In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that:

(1)	Such Indebtedness and any other Indebtedness incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

(2)	the repayment or retirement of any other Indebtedness by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)	any income earned as a result of any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and

(4)	in the case of an acquisition or disposition by the Operating Partnership or any Subsidiary or any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had incurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

In addition to the other limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Secured Indebtedness (as defined below), whether owned at the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Indebtedness, the aggregate principal amount of all outstanding Secured Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Operating Partnership’s Adjusted Total Assets.

For purposes of this covenant, Indebtedness is deemed to be “incurred” by the Operating Partnership or its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

Restrictions on Dividends and Other Distributions. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership’s capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution:

(a)	no default under the Indenture shall have occurred or be continuing; and

(b)	the aggregate sum of all distributions made after the date of the Indenture shall not exceed the sum of .

(i)	95% of the aggregate cumulative Funds From Operations (as defined below) of the Operating Partnership accrued on a cumulative basis from the date of the Indenture until the end of the last fiscal quarter prior to the contemplated payment, and

(ii)	the aggregate Net Cash Proceeds (as defined below) received by the Operating Partnership after the date of the Indenture from the issuance and sale of Capital Stock (as defined below) of the Operating Partnership or the Company to the extent such proceeds are contributed to the Operating Partnership;

provided, however, that the foregoing limitation in clauses (a) and (b) shall not apply to any distribution or other action which is necessary to maintain the Company’s status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all outstanding Indebtedness of the Company and the Operating Partnership on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph.

Existence. Except as permitted under “Merger, Consolidation or Sale,” each of the Company and the Operating Partnership will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that neither the Company nor the Operating Partnership shall be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

Maintenance of Centers. Each of the Company and the Operating Partnership will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company and the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership, the Company and its Subsidiaries shall not be prevented from closing, selling or otherwise disposing for value their respective properties except as otherwise provided in “Merger, Consolidation or Sale.”

Insurance. The Company and the Operating Partnership will be required to, and will be required to cause each of its respective Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility.

Payment of Taxes and Other Claims. Each of the Company and the Operating Partnership will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

(1)	all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of it or any Subsidiary; and

(2)	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership, the Company or any Subsidiary; provided, however, that neither the Company nor the Operating Partnership shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not the Operating Partnership or the Company is subject to Section 13 or 15(d) of the Exchange Act and for so long as any debt securities are outstanding, the Company and the Operating Partnership will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) of the Exchange Act (the “Financial Statements”) if the Company and the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which the Company and the Operating Partnership would have been required so to file such documents if the Company and the Operating Partnership were so subject.

The Company and the Operating Partnership will also in any event,

(x)	within 15 days of each Required Filing Date,

(1)	transmit by mail to all Holders of debt securities, as their names and addresses appear in the Security Register, without cost to such Holders copies of the annual reports and quarterly reports which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections, and

(2)	file with the applicable trustee, copies of the annual reports, quarterly reports and other documents which the Company and the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company and the Operating Partnership were subject to such Sections, and

(y)	if filing such documents by the Company and the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Definitions Used For the Debt Securities

As used herein,

“Annual Service Charge” as of any date means the amount which is expensed or capitalized in the immediately preceding four fiscal quarter periods for interest on Indebtedness, excluding amounts relating to the amortization of deferred financing costs.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations, rights in or other equivalents (however designated) of such Person’s capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any preferred stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or hereafter issued.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Operating Partnership and its Subsidiaries,

(1)	plus amounts which have been deducted for

(a)	interest on Indebtedness of the Operating Partnership and its Subsidiaries,

(b)	provision for taxes of the Operating Partnership and its Subsidiaries based on income,

(c)	amortization of debt discount,

(d)	depreciation and amortization,

(e)	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period,

(f)	amortization of deferred charges, and

(g)	provisions for or realized losses on properties,

(2)	less amounts which have been included for gains on properties.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Funds from Operations,” or FFO, means for any period the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization uniquely significant to real estate, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses with respect to the disposition of investments in marketable securities and any provision/benefit for income taxes for such period, plus the allocable portion, based on the Operating Partnership’s ownership interest, of funds from operations of unconsolidated joint ventures, all determined on a consistent basis.

“Indebtedness” means any indebtedness, whether or not contingent, in respect of

(1)	borrowed money evidenced by bonds, notes, debentures or similar instruments,

(2)	indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property,

(3)	the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4)	any lease of property as lessee which would be reflected on a consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person.

“Net Cash Proceeds” means the proceeds of any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Operating Partnership or any Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Permitted Indebtedness” means Indebtedness of the Operating Partnership, the Company or any Subsidiary owing to any Subsidiary, the Company or the Operating Partnership pursuant to an intercompany note, provided that such Indebtedness is expressly subordinated in right of payment to the Securities; provided further that any disposition, pledge or transfer of such Indebtedness to a Person (other than the Operating Partnership or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Operating Partnership, the Company or a Subsidiary, as the case may be, and not Permitted Indebtedness as defined herein.

“Secured Indebtedness” means any Indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Operating Partnership or any Subsidiary.

“Subsidiary” means any entity of which at the time of determination the Operating Partnership or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock.

“Total Assets” as of any date means the sum of (1) Undepreciated Real Estate Assets and (2) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP (but excluding intangibles and accounts receivables).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Voting Stock” means stock having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or persons performing similar functions), provided that stock that carries only the right to vote conditionally on the happening of an event shall not be considered Voting Stock.

Additional Covenants

Any additional or different covenants of the Company and the Operating Partnership with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Events of Default, Notice and Waiver

Under each indenture, an event of default with respect to any series of debt securities issuable thereunder means any one of the following events:

(1)	default for 30 days in the payment of any installment of interest on any debt security of any series when due and payable;

(2)	default in the payment of the principal of (or premium, if any, on) any debt security of such series at its maturity;

(3)	default in making any sinking fund payment as required for any debt security of such series;

(4)	default in the performance, or breach, of any covenant or warranty contained in the applicable indenture (other than a covenant added to the applicable indenture solely for the benefit of a series of debt securities issued thereunder other than that series), continued for 60 days after written notice as provided in the applicable indenture;

(5)	default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of recourse indebtedness of the Operating Partnership or the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled;

(6)	failure of the Operating Partnership or the Company within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order in excess of $5,000,000 which is not stayed on appeal or contested in good faith,

(7)	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company, the Operating Partnership or any Significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) or either of its property; and

(8)	any other event of default provided with respect to a particular series of debt securities of the Operating Partnership.

If an event of default with respect to debt securities of any series at the time outstanding (other than one for certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee as described above, which event of default shall result in an automatic acceleration) occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the debt securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership and the guarantor (and to the applicable trustee if given by the holders).

However, at any time after the declaration of acceleration with respect to debt securities of a series (or of all debt securities then outstanding under the applicable indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under such indenture, as the case may be) may rescind and annul such acceleration and its consequences if:

(1)	the Operating Partnership or the guarantor had paid or deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee and

(2)	all events of default, other than the non-payment of accelerated principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then Outstanding under such Indenture, as the case may be) have been cured or waived as provided in such indenture.

The indentures also provide or will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then Outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

(1)	in the payment of the principal of (or premium, if any) or interest on any debt security of such series, or

(2)	in respect of a covenant or provision contained in such indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby.

Each indenture requires or will require each trustee to give notice of a default under the indenture to all holders of debt securities within 90 days, unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee shall be protected in withholding notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified responsible officers of the trustee consider withholding the notice to be in that holders’ interest.

Each indenture provides or will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

Each indenture provides or will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

Within 120 days after the close of each fiscal year, the Operating Partnership and the guarantor must deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of any indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

(1)	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any debt security;

(2)	reduce the principal amount of, or the rate (or manner of calculation of the rate) or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the maturity thereof or would be provable in bankruptcy;

(3)	change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on, any debt security;

(4)	impair the right to institute suit for the enforcement of any payment right with respect to any debt security;

(5)	change any redemption or repayment provisions applicable to any debt security;

(6)	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such indenture;

(7)	modify or affect in any manner adverse to the holders the terms and conditions of the obligations of the guarantor under the related guarantees in respect of the payment of principal (and premium, if any) and interest on any guaranteed securities;

(8)	make any change that adversely affects any right to exchange any debt security;

(9)	in the case of subordinated debt securities, modify any of the subordination provisions in a manner adverse to the holders thereof; or

(10)	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security.

The holders of not less than a majority in principal amount of a series of outstanding debt securities have the right insofar as that series is concerned, to waive compliance by the Operating Partnership and the guarantor with certain covenants relating to that series of debt securities in the applicable indenture.

Modifications and amendments of each indenture may be made by the Operating Partnership, the Company and the applicable trustee without the consent of any holder of debt securities for any of the following purposes:

(1)	to evidence the succession of another person to the Operating Partnership as obligor under the debt securities issuable under the applicable indenture or the Company as guarantor under the applicable guarantees;

(2)	to add to the covenants of the Operating Partnership or the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Operating Partnership or the Company;

(3)	to add events of default for the benefit of the holders of all or any series of debt securities issuable under each indenture;

(4)	to add or change certain provisions of the applicable indenture relating to certain debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series issuable under such indenture in any material respect;

(5)	to secure the debt securities;

(6)	to establish the form or terms of debt securities of any series;

(7)	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

(8)	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issuable under any indenture in any material respect;

(9)	to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series issuable under such indenture in any material respect; or

(10)	to effect the assumption by the guarantor or a subsidiary thereof to the debt securities then outstanding under the applicable indenture.

(11)	to amend or supplement any provisions of the applicable indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding under any indenture;

Each indenture provides or will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

(1)	the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

(2)	the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided above);

(3)	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security in the applicable Indenture; and

(4)	debt securities owned by the Operating Partnership, the Company or any other obligor upon the debt securities or any affiliate of the Operating Partnership, the Company or of such other obligor shall be disregarded.

Each indenture contains or will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the applicable trustee, and also, upon request, by the Operating Partnership, the Company (in respect of a series of guaranteed securities) or request of the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected by the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

Subordination

Upon any distribution of assets of the Operating Partnership upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on subordinated debt securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all senior indebtedness, but the obligation of the Operating Partnership to make payment of the principal (and premium, if any) and interest on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), or interest, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the senior indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any such payment by the Operating Partnership is received by the trustee or the holders of any of the subordinated debt securities before all senior indebtedness is paid in full, such payment or distribution shall be paid over to the holders of the senior indebtedness or any representative on their behalf for application to the payment of all of the senior indebtedness remaining unpaid until all of the senior indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the senior indebtedness.

Subject to the payment in full of all senior indebtedness upon the payment or distribution of the Operating Partnership, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent of payments made to the holders of the senior indebtedness out of the distributive share of the subordinated debt securities. By reason of subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Operating Partnership may recover more, ratably, than holders of the subordinated debt securities.

Senior indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on indebtedness of the Operating Partnership (including indebtedness of others guaranteed by the Operating Partnership), whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed (other than the subordinated debt securities issued under the subordinated indenture), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the subordinated debt securities, and renewals, extensions, modifications and refundings of any such indebtedness.

Discharge, Defeasance and Covenant Defeasance

The Operating Partnership may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if the debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each indenture provides or will provide that, unless the provisions of Section 402 are made inapplicable to the debt securities of or within any series pursuant to Section 301 of the applicable indenture, the Operating Partnership may elect either to:

(1)	defease and discharge itself and, if applicable, to discharge the guarantor from any and all obligations with respect to debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charges with respect to payments on the debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”); or

(2)	release the Operating Partnership and the guarantor from certain obligations of the applicable indenture (including the restrictions described under “Certain Covenants”) and if provided pursuant to Section 301 or Section 901 of the applicable indenture, their obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event or Default with respect to such debt securities of any series (“covenant defeasance”).

in either case upon the irrevocable deposit by the Operating Partnership or the guarantor with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

A trust may only be established if, among other things, the Operating Partnership or, if applicable, the guarantor has delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable indenture.

“Government Obligations” means securities that are (1) direct obligations of the United States of America or the government or governments in the confederation which issued the foreign currency in which the principal of or any premium or interest on the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or other government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by a custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after the Operating Partnership or the guarantor has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

(1)	the Holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security; or

(2)	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made.

Then the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of:

(1)	a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2)	the ECU, both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

(3)	any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, after the deposit of funds and/or Government Obligations referred to above, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event the Operating Partnership effects a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of certain events of default other than the event of default described in clause 4 under “Events of Default, Notice and Waiver” with respect to sections no longer applicable to the debt securities or described in clause 8 thereunder with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, the Operating Partnership and the guarantor would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

No Conversion or Exchange Rights

The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

Global Securities

The debt securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the “Global Securities”) that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

Guarantees of Debt Securities

Except as provided in the following sentence, the Company, as guarantor, will unconditionally and irrevocably guarantee, on a senior or subordinated basis, the due and punctual payment of principal of, and premium, if any, and interest on, the debt securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable, whether at stated maturity, upon redemption or otherwise. The additional terms of any guarantee relating to a series of debt securities and whether the Company will guarantee non-convertible investment grade securities will be set forth in the applicable prospectus supplement. Guarantees will be unsecured obligations of the guarantor. Any right of payment of the holders of senior debt securities under the related guarantee will be prior to the right of payment of the holders of subordinated debt securities under the related guarantee, upon the terms set forth in the applicable prospectus supplement. The guarantees may be subordinated to other indebtedness and obligations of the Guarantor to the extent set forth in the applicable prospectus supplement.

For any guarantee, reference is made to the applicable indenture and the applicable prospectus supplement for a description of the specific terms of that guarantee, including any additional covenants of the guarantor, the outstanding principal amount of indebtedness and other obligations, if any that will rank senior to such guarantee and, where applicable, subordination provisions of such guarantee.

DESCRIPTION OF COMMON SHARES

The Company has authority to issue 150,000,000 common shares, $0.01 par value per share. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. As of June 1, 2009 we had outstanding 36,782,179 common shares.

General

The following description of our common shares sets forth certain general terms and provisions of our common shares to which any prospectus supplement may relate, including a prospectus supplement providing that our common shares will be issuable upon conversion of our preferred shares or upon the exercise of our common shares warrants. The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

Terms

Each of our outstanding common shares will be entitled to one vote on all matters presented to shareholders for a vote. Holders of our common shares will not have, or be subject to, any preemptive or similar rights.

Except for the election of a director to fill a vacancy on the board of directors and the election of directors by holders of one or more class or series of our preferred shares, directors will be elected by the holders of our common shares at each annual meeting of shareholders by a plurality of the votes cast. Holders of our common shares will not have cumulative voting rights for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of the our common shares cast for the election of directors at that meeting will be able to elect all of the directors, other than any directors to be elected by the holders of one or more series of our preferred shares. A director may be removed by a majority of votes cast. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in a vote to remove him.

Our common shares will, when issued, be fully paid and non-assessable. Dividends and other distributions may be paid to the holders of our common shares if and when declared by the board of directors of the Company out of funds legally available therefor.

Under North Carolina law, shareholders are generally not liable for our debts or obligations. Payment and declaration of dividends on our common shares and purchases of our shares are subject to certain limitations under North Carolina law and will be subject to certain restrictions if we fail to pay dividends on one or more series of our preferred shares. See “Description of Preferred Shares.” If we were to experience a liquidation, dissolution or winding up, each of our common shares would, subject to the rights of any holders of our preferred shares to receive preferential distributions, be entitled to participate equally in the assets available for distribution to them after payment of, or adequate provision for, all our known debts and liabilities.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of our taxable year. This requirement is referred to as the “five or fewer” requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual or entity constructively owns our stock under the “five or fewer” requirement. Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from a related party tenant is not qualifying income for purposes of the gross income tests under the Internal Revenue Code. A related party tenant is generally a tenant in which the REIT or an owner of 10% or more of the REIT owns, actually or constructively, 10% or more of such tenant. To assist us in meeting these requirements, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Subject to certain exceptions specified in our charter, no shareholder (other than Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees) may own, or be deemed to own by virtue of the constructive ownership provisions of the Internal Revenue Code, more than 4% of our outstanding common shares. Our charter provides that Stanley K. Tanger, Steven B. Tanger, members of their families, affiliated entities and their transferees may acquire additional common stock, but may not acquire additional shares, such that the five largest beneficial owners of our common shares, taking into account the 4% limit and certain exemptions from such limit that the board of directors has granted to other shareholders, could hold more than 49% of our outstanding common shares. The constructive ownership rules are complex and may cause common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 4% of our outstanding common shares (or the acquisition of an interest in an entity which owns our common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 4% of our outstanding common shares, and thus subject those common shares to the ownership limit in our charter.

If the board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own or may acquire or own common shares in the Company in violation of the above limit, the board of directors shall take such action as it deems advisable to refuse to give effect to, or to prevent such ownership or acquisition, including, but not limited to, the redemption of our common shares, refusal to give effect to the ownership or acquisition on our books or instituting proceedings to enjoin such ownership or acquisition.

The board of directors may waive the limit with respect to a particular shareholder if evidence satisfactory to the board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status. If our common shares are issued in excess of the ownership limit in our charter, or if our stock is transferred in a way that would cause our stock to be beneficially owned by fewer than 100 persons, then the issuance or transfer shall be void, and the intended transferee will acquire no rights to our stock.

The ownership limits described above will be automatically removed if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in our ownership limits would require an amendment to our charter. Except for an amendment that would create dissenters’ rights, an amendment to our charter requiring shareholder approval will be adopted if the number of votes cast for it exceeds the number of votes cast against it at a shareholder meeting at which a quorum exists. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of the REIT without the approval of the board of directors.

All certificates representing our common shares will bear a legend referring to the restrictions described above.

All persons who own a specified percentage (or more) of our outstanding capital shares must annually file an affidavit with us containing information regarding their ownership of our capital shares, as set forth in the applicable Treasury Regulations promulgated under the Internal Revenue Code. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of our capital shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect and constructive ownership of our capital shares as the board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, NA.

DESCRIPTION OF COMMON SHARE WARRANTS

The Company may issue warrants to purchase its common shares. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. These warrants may be issued independently or together with any other securities offered pursuant to any prospectus supplement and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.

The applicable prospectus supplement will describe the specific terms of the warrants offered thereby, including, where applicable, the following:

(1)	the title of the warrants;

(2)	the aggregate number of the warrants;

(3)	the price or prices at which the warrants will be issued;

(4)	the designation, number and terms of the common shares purchasable upon exercise of the warrants;

(5)	the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each security;

(6)	the date, if any, on and after which the warrants and the related common shares will be separately transferable;

(7)	the price at which each common shares purchasable upon exercise of the warrants may be purchased;

(8)	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

(9)	the minimum or maximum number of warrants which may be exercised at any one time;

(10)	information with respect to book-entry procedures, if any;

(11)	a discussion of certain material federal income tax considerations; and

(12)	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PREFERRED SHARES

The Company is authorized to issue 1,000,000 Class A Preferred Shares, 8,000,000 Class B Preferred Shares, 8,000,000 Class C Preferred Shares, 8,000,000 Class D Preferred Shares, 4,000,000 Class E Preferred Shares, 4,000,000 Class F Preferred Shares, 4,000,000 Class G Preferred Shares and 4,000,000 Class H Preferred Shares. In 1993, the Company issued 300,000 Class A Cumulative Convertible Redeemable Preferred Shares in the form of 3,000,000 Depositary Shares. During 2003 all of these shares that had not already converted to common shares were either converted to common shares or redeemed. As of June 1, 2009, 3,000,000 7.5% Class C Cumulative preferred shares were outstanding. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership.

The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter.

Subject to limitations prescribed by North Carolina law and our charter, the board of directors shall determine, in whole or in part, the preferences, limitations and relative rights of any class or series of our preferred shares, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion, and such other subjects or matters as may be determined by the board of directors. Such determination by the board of directors is subject to the following limitations: (1) the shares of any such other class of preferred shares may rank on parity with or junior to Class C Preferred shares but may not have rights or preferences with respect to distributions or to dissolution that are prior or superior to the Class C Preferred Shares and (2) the preferences, limitations and relative rights of such other class of preferred shares shall not otherwise alter or abolish a preferential right of the Class B Preferred Shares or of the Class C Preferred Shares.

The prospectus supplement relating to the preferred shares offered thereby will include specific terms of any preferred shares offered, including, if applicable:

(1)	the title of the preferred shares;

(2)	the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

(4)	whether the preferred shares are cumulative or not and, if cumulative, the date from which dividends on the preferred shares shall accumulate;

(5)	the procedures for any auction and remarketing, if any, for the preferred shares;

(6)	the provision for a sinking fund, if any, for the preferred shares;

(7)	the provision for redemption, if applicable, of the preferred shares;

(8)	any listing of the preferred shares on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

(10)	a discussion of federal income tax considerations applicable to the preferred shares;

(11)	any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

(12)	the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(13)	any limitations on issuance of any series or class of preferred shares ranking senior to or on a parity with such series or class of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(14)	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will rank, with respect to rights to the payment of dividends and distribution of our assets and rights upon our on, dissolution or winding up:

(1)	senior to all classes or series of common shares and to all equity securities ranking junior to the preferred shares stock rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up;

(2)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the preferred shares with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up; and

(3)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the preferred shares with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up.

For these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

Holders of our preferred shares of each series or class shall be entitled to receive, when, as and if authorized and declared by our board of directors, out of our assets legally available for payment, dividends at rates and on dates and terms as will be set forth in the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any series or class of our preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred shares for which dividends are noncumulative, then the holders of such series or class of preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

If any preferred shares of any series or class are outstanding, no full dividends shall be authorized or paid or set apart for payment on the preferred shares of any other series or class ranking, as to dividends, on a parity with or junior to the preferred shares of that series or class for any period unless:

(1)	the series or class of preferred shares has a cumulative dividend, then full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for such payment on the preferred shares of such series or class for all past dividend periods and the then current dividend period; or

(2)	the series or class of preferred shares does not have a cumulative dividend, then full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred shares of such series or class.

When dividends are not paid in full (or a sum sufficient for the full payment thereof is not set apart) upon the preferred shares of any series or class and the shares of any other series or class of preferred shares ranking on a parity as to dividends with the preferred shares of that series or class, then all dividends authorized on preferred shares of that series or class and any other series or class of preferred shares ranking on a parity as to dividends with that preferred shares shall be authorized pro rata so that the amount of dividends authorized per share on the preferred shares of that series or class and such other series or class of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the preferred shares of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend) and such other series or class of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of such series or class that may be in arrears.

Except as provided in the immediately preceding paragraph, unless:

(1)	in the case of a series or class of preferred shares that has a cumulative dividend, full cumulative dividends on the preferred shares of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

(2)	in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of such series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common shares or other shares of ours ranking junior to the preferred shares of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made on the common shares or any other class or series of shares of ours ranking junior to or on a parity with the preferred shares of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any common shares or any other shares of ours ranking junior to or on a parity with the preferred shares of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other shares of ours ranking junior to the preferred shares of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of our shares to preserve our status as a REIT for federal and/or state income tax purposes.

Any dividend payment made on shares of a series or class of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

If we properly designate any portion of a dividend as a “capital gain dividend,” a holder’s share of such capital gain dividend will be an amount which bears the same ratio to the total amount of dividends (as determined for federal income tax purposes) paid to such holder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends (as determined for federal income tax purposes) paid on all classes of our shares for the year.

Redemption

If the applicable prospectus supplement so states, the preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

The prospectus supplement relating to a series or class of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred shares does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series or class is payable only from the net proceeds of the issuance of our shares, the terms of that preferred shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred shares shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement. Notwithstanding the foregoing, unless:

(1)	in the case of a the series or class of preferred shares that has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

(2)	in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred shares shall be redeemed unless all outstanding preferred shares of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of that series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of that series or class; or

(3)	in the case of a series or class of preferred shares that has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and

(4)	in the case of a series or class of preferred shares that does not have a cumulative dividend, full dividends on the preferred shares of that series or class have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred shares of such series or class (except by conversion into or exchange for stock of ours ranking junior to the preferred shares of that series or class as to dividends and upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series or class to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of that series or class.

If fewer than all the outstanding preferred shares of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a preferred share of any series or class to be redeemed at the address shown on our stock transfer books, and notice of redemption will also be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. Each notice shall state:

(1)	The redemption date;

(2)	The number of shares and series or class of the preferred shares to be redeemed;

(3)	The redemption price;

(4)	The place or places (which shall include a place in the Borough of Manhattan, The City of New York) where certificates for the preferred shares are to be surrendered for payment of the redemption price;

(5)	That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

(6)	The date on which the holder’s conversion rights, if any, as to those shares shall terminate.

If fewer than all the preferred shares of any series or class are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, the preferred shares shall no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. In order to facilitate the redemption of preferred shares of any series or class, the board of directors may fix a record date for the determination of shares of the series or class of preferred shares to be redeemed.

Notwithstanding the foregoing, the persons who were holders of record of shares of any class or series of preferred shares at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those preferred shares would not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred shares are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred shares in the open market, by tender or by private agreement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, then, before any distribution or payment will be made to the holders of common shares or any other series or class of shares ranking junior to any series or class of the preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of that series or class of preferred shares shall be entitled to receive, out of our assets but subject to the preferential rights of the holders of shares of any class or series of our shares ranking senior to such series or class of preferred shares with respect to our distribution of assets of liquidation, dissolution or winding up legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred shares and the corresponding amounts payable on all shares of other classes or series of shares of the Company ranking on a parity with that series or class of preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of any series or class of preferred shares, our remaining assets will be distributed among the holders of any other classes or series of shares ranking junior to that series or class of preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement, holders of preferred shares will not have any voting rights.

Unless provided otherwise for any class or series of preferred shares, so long as any preferred shares remains outstanding, whenever dividends on any preferred shares shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of preferred shares (voting separately as a class with all other class or series of cumulative preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors at a special meeting called by an officer of the company at the request of a holder of the class or series of preferred shares or, if the special meeting is not called by an officer of the company within 30 days, at a special meeting called by a holder of the class or series of preferred shares designated by the holders of record of at least 10% of any class or series of preferred shares so in arrears (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent meeting until:

(1)	if such class or series of Preferred Shares has a cumulative dividend, all dividends accumulated on such Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and irrevocably set apart for payment or

(2)	if such class or series of Preferred Shares does not have a cumulative dividend, four consecutive quarterly dividends are paid or declared and irrevocably set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

Unless provided otherwise in the applicable prospectus supplement, for any class or series of preferred shares, so long as any preferred shares remains outstanding, the company shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with each class or series of preferred shares that is affected by the following voting separately as a class):

(1)	authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to such class or series of preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized securities of the Company into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or

(2)	amend, alter or repeal the provisions of the charter including the articles supplementary for such class or series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other class or series of preferred shares, or any increase in the amount of authorized shares of such class or series or any other class or series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of preferred shares shall have been redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Under the North Carolina Business Corporation Act, the holders of outstanding Series A Preferred Shares are entitled to vote as a separate voting group (if shareholder voting is otherwise required by that Act and even though the charter provides that such shares are nonvoting shares) on a proposed amendment to our charter if the amendment would affect the Series A Preferred Shares in ways specified in that Act, including an increase or decrease in the number of authorized Series A Preferred Shares, a change in the designation, rights, preferences or limitations of all or part of the Series A Preferred Shares or the creation of a new class of stock having rights or preferences with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the company that are prior, superior or substantially equal to the rights of the Series A Preferred Shares.

Conversion Rights

The terms and conditions, if any, upon which shares of any class or series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders of the preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of preferred shares.

Restrictions on Ownership and Transfer

As discussed above under “Description of Common Shares—Restrictions on Ownership and Transfer,” for us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. This requirement is referred to as the “five or fewer” requirement. For purposes of this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code. Attribution rules in the Internal Revenue Code determine if any individual or entity constructively owns our stock under the “five or fewer” requirement. Our capital stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Internal Revenue Code. Therefore, with regards to our charter each class or series of preferred shares will contain provisions restricting the ownership and transfer of the preferred shares. Except as otherwise described in the applicable prospectus supplement relating thereto, the provisions of our charter relating to the ownership limit for any class or series of preferred shares other than the Series A Preferred Shares, with respect to which the ownership limit differs slightly from that described below, will provide as follows:

Our preferred share ownership limit provision will provide that, subject to certain exceptions, no holder of preferred shares may own, or be deemed to own by virtue of the constructive ownership provisions of the Internal Revenue Code, preferred shares in excess of the lesser of:

(1)	9.8% of the outstanding preferred stock of any class or series;

(2)	if the preferred shares are convertible into common shares, an amount of preferred shares which, if so converted at a time when all outstanding convertible shares were converted into common shares, would cause any person to own, actually or constructively, common shares in violation of the ownership limit or the existing holder limit;

(3)	an amount of preferred shares which would cause five or fewer individuals to own, actually or constructively, more then 49% in value of our outstanding capital shares (in the aggregate); or

(4)	an amount of preferred shares which would cause any person (other than Stanley K. Tanger, Steven B. Tanger and certain members of their families and affiliates) to own, actually or constructively, more than 9.8% of the value of our outstanding capital shares (in the aggregate).

The constructive ownership rules are complex and may cause preferred shares owned actually or constructively by a group of related individuals and/or entities to be deemed to be actually or constructively owned by one individual or entity. As a result, the acquisition of preferred shares (or the acquisition of an interest in any entity which owns our preferred shares or common shares) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own preferred shares in excess of the preferred share ownership limit.

The board of directors will be entitled to waive the preferred share ownership limit with respect to a particular shareholder if evidence satisfactory to the board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of such waiver, the board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

All certificates representing preferred shares will bear a legend referring to the restrictions described above.

All persons who own a specified percentage (or more) of our outstanding capital shares must annually file an affidavit with us containing information regarding their ownership of shares as set forth in the applicable Treasury Regulations. Under current Treasury Regulations, the percentage is set between 0.5% and 5%, depending on the number of record holders of capital shares. In addition, each shareholder shall upon demand be required to disclose to us in writing the information with respect to the direct, indirect, and constructive ownership of our capital shares as the board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

DESCRIPTION OF DEPOSITARY SHARES

General

The Company may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred shares, as specified in the applicable prospectus supplement. In this section, the terms “we,” “our” and “us” refer to the Company and not the Operating Partnership. Preferred shares of each class or series represented by depositary shares will be deposited under a separate deposit agreement among the Company, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred shares represented by the depositary shares evidenced by the depositary receipt, to all the rights and preferences of the preferred shares represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares to the preferred shares depositary, we will cause the preferred share depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the following summary is qualified in its entirety by reference thereto.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of the depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary.

In the event of a distribution other than in cash, the preferred share depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred share depositary, unless the preferred share depositary determines that it is not feasible to make such distribution, in which case the preferred share depositary may, with our approval sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal

Upon surrender of the depositary receipts at the corporate trust office of the preferred share depositary (unless the related depositary shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred share depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption

Whenever we redeem preferred shares held by the preferred share depositary, the preferred share depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed, provided us shall have paid in full to the preferred share depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the related fractional interest of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the automatic redemption of the preferred shares or the automatic conversion of preferred shares into excess preferred shares which are transferred to a charitable trust.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts are entitled upon such redemption upon surrender thereof to the preferred share depositary.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the preferred share depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred share depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred share depositary will vote the number of preferred shares represented by such depositary shares in accordance with such instructions, and we have agreed to take all reasonable action which may be deemed necessary by the preferred share depositary in order to enable the preferred share depositary to do so. The preferred share depositary will abstain from voting the number of preferred shares represented by the depositary shares to the extent that it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred share depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred share depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fractional interest of the liquidation preference accorded each preferred share represented by the depositary share evidenced by the depositary receipt, as set forth in the applicable prospectus supplement.

Conversion

The depositary shares, as such, are not convertible or exchangeable into our common shares or any other securities or property, except in connection with certain conversions in connection with the preservation of our status as a REIT. Nevertheless, if the preferred shares represented by the depositary shares are specified in the applicable prospectus supplement to be convertible into common shares or other preferred shares, the depositary receipts evidencing such depositary shares may be surrendered by holders thereof to the preferred share depositary with written instructions to the preferred share depositary to instruct us to cause conversion of the preferred shares into whole common shares or other preferred shares (including excess preferred shares), and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between the Company and the preferred share depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the depositary receipt or deposit agreement, as the case may be, as amended thereby.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred share depositary if:

(1)	the termination is necessary to preserve our status as a REIT; or

(2)	a majority of each series of preferred shares affected by termination consents to such termination, whereupon the preferred share depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the preferred share depositary with respect to each depositary receipt.

We have agreed that if the deposit agreement is terminated to preserve the our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if:

(1)	all outstanding depositary shares shall have been redeemed;

(2)	there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred shares; or

(3)	all outstanding preferred shares shall have been converted into common shares or other preferred shares.

Charges of Preferred Share Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred share depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges, as well as the fees and expenses of the preferred share depositary for any duties requested by such holder to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred share depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred share depositary, any resignation or removal to take effect upon the appointment of a successor preferred share depositary. A successor preferred share depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred share depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred shares.

Neither we nor the preferred share depositary will be liable if prevented or delayed, by law or any circumstances beyond its control, from performing its obligations under the deposit agreement. Our obligations, and the preferred share depositary under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred share depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or any preferred shares represented thereby unless satisfactory indemnity is furnished. We and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred share depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred share depositary shall be entitled to act on such claims, requests or instructions received from us.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS TO TANGER FACTORY

OUTLET CENTERS, INC. OF ITS REIT ELECTION

The following is a summary of the U.S. federal income tax considerations to us related to our REIT election which are anticipated to be material to purchase of our securities. This summary is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of any of our securities will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder’s particular situation. This discussion does not attempt to address any aspects of federal income taxation relating to holders of the securities. Federal income tax consideration relevant to holders of the securities may be provided in the applicable prospectus supplement relating thereto. You are urged to review the applicable prospectus supplement in connection with the purchase of any of our securities. The information in this section is based on the provisions of the Code, Treasury Regulations promulgated thereunder, the legislative history of the Code, administrative interpretations and practices of the Internal Revenue Service, (the “IRS”), and judicial decisions, all as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letters rulings which are not binding on the IRS, except with respect to the particular taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or individual decisions may adversely affect, perhaps retroactively the tax considerations contained in this discussion. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or sustained by a court if challenged by the IRS.

You are urged to consult the applicable prospectus supplement and your tax advisor regarding the specific tax consequences to you of:

•	the acquisition, ownership and sale or other disposition of our securities, including the federal, state, local, foreign and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in the tax laws.

Taxation of Tanger Factory Outlet Centers, Inc.

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993. We intend to continue to be organized and operate in this manner. However, no assurance can be given that we have been organized and have operated or will continue to be organized and operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” below.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. The following sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, these rules and these Treasury Regulations.

Unless we specify otherwise in the applicable prospectus supplement, as a condition to the closing of each offering of equity securities under this prospectus our tax counsel may render an opinion to the underwriter of the Offering the effect that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in this prospectus and in a factual certificate provided by one of our officers. Our counsel will have no obligation to update its opinion subsequent to its date. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code and discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of share ownership, the results of which have not been and will not be reviewed by our tax counsel. Accordingly, no assurance can be given that the actual results of our operation in any particular taxable year will satisfy those requirements. See “—Failure to Qualify” below. Further, the anticipated income tax treatment described in this discussion may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We will be required to pay federal income taxes, however, as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•

If we have (a) net income from the sale or other disposition of “foreclosure property,” held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

•

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 95% (90% for taxable years ending on or before December 31, 2004) of our gross income exceeds the amount qualifying under the 95% gross income test described below multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	We may elect to retain and pay income tax on our net capital gain.

•

If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

We will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year and (c) any undistributed taxable income from prior periods.

•

If we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	We will be subject to a 100% penalty tax on any “redetermined rents,” “redetermined deductions” or

“excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. See “—Ownership of Interests in Taxable REIT Subsidiaries.” Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), specified tax-exempt entities, including pension funds, generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized and operated in a manner that has allowed us to satisfy conditions (1) through (7) above. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described under “Description of Common Shares—Restrictions on Ownership and Transfer” and “Description of Preferred Shares—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.

We must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the record keeping requirements of the Code and applicable Treasury Regulations. In addition, a corporation may not be a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, our pro rata share of the assets and items of income of the Operating Partnership, including the Operating Partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “—Tax Aspects of the Operating Partnership.” We have control of the Operating Partnership and intend to continue to operate it in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below. See “—Failure to Qualify” below.

We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. For federal income tax purposes, a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities as described below in “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries

A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with that REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt directly or indirectly funded by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. We own an interest in Tanger Development Corporation, which has jointly elected with us to be treated as a taxable REIT subsidiary, and we may own interests in one or more additional taxable REIT subsidiaries in the future.

A REIT’s ownership of securities of a taxable REIT subsidiary will not be subject to the 5% or 10% asset tests described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT.

•

First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008 and certain foreign currency gains recognized after July 30, 2008, from (a) investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) specified types of temporary investments.

•

Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2005 and certain foreign currency gains recognized after July 30, 2008, from (a) the real property investments described above, (b) dividends, interest and gain from the sale or disposition of shares or securities or (c) any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•

We, or an actual or constructive owner of 10% or more of our capital shares, do not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended and modified, if such modification increases the rents due under such lease; provided, however, that if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such subsidiary.

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

•

We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through a taxable REIT subsidiary or an independent contractor from whom we derive no revenue. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of the Operating Partnership, do not intend to permit the Operating Partnership, to take actions that will cause the rents that the Operating Partnership receives to fail to qualify as “rents from real property.” However, we may intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determination of value.

From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiary pays dividends, such dividend income will qualify under the 95%, but not the 75%, gross income test. We intend to monitor the amount of the dividend and other income from our taxable REIT subsidiary and we intend to take actions to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. While we expect these actions will prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may avail ourselves of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of Tanger Factory Outlet Centers, Inc.—General” above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax unless certain safe harbor exceptions apply. Our gain includes our share of any such gain realized by the Operating Partnership and any other partnerships or other entities treated as partnerships in which we own an interest or by our qualified REIT subsidiaries. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties and other properties. The Operating Partnership intends to make occasional sales of our properties as are consistent with our investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy six tests relating to the nature and composition of our assets:

•	First, at least 75% of the value of our assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a share offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

•	Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

•

Third, for taxable years ending on or prior to December 31, 2000, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer’s outstanding voting securities.

•

Fourth, for taxable years beginning after December 31, 2000 and ending on or before December 31, 2008, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

•	Fifth, for taxable years beginning after December 31, 2008, not more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

•

Finally, for taxable years beginning after December 31, 2000, of the investments included in the 25% asset class, and except for the securities of a taxable REIT subsidiary, other REITs and a qualified REIT subsidiary, not more than 5% of the value of our total assets may be represented by securities of any one issuer, we may not own more than 10% of any one issuer’s outstanding voting securities and we may not own more than 10% of the value of any one issuer’s securities. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purposes certain securities described in the Code.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. We believe that we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the REIT asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our non-qualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000 and (ii) we dispose of the non-qualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets and (iii) disclosing certain information to the IRS. Although we plan to take steps to ensure that we satisfy the various steps described above for any quarter with respect to which retesting is to occur, there can be no assurance that our efforts will always be successful. If we cannot avail ourselves of these relief provisions, we would cease to qualify as a REIT. See “—Failure to Qualify” below.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income over 5% of our “REIT taxable income.”

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the assets in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided such payment is made within the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. The amount distributed must not be preferential. To avoid this treatment, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on this income at regular corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

We expect that our “REIT taxable income” will be less than our cash flow due to the allowance for depreciation and other non-cash charges included in computing “REIT taxable income.” Accordingly, we anticipate that generally we will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, it is possible that we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to borrow funds in order to pay dividends or pay dividends in the form of taxable share dividends. Revenue Procedure 2009-15 sets forth a safe harbor pursuant to which certain part-stock and part-cash dividends distributed by REITs for calendar years 2008 and 2009 will satisfy the REIT distribution requirements. Under the terms of this Revenue Procedure, up to 90% of our distributions could be paid in Company shares.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we would be required to pay a 4% excise tax to the extent our actual annual distributions during a calendar year are less than the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year plus, in each case, any undistributed taxable income from prior periods. Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated as made on December 31 of the prior year. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares.

Failure to Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions have been available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to quality as a REIT, shareholders will be required to pay tax on all distributions to them at regular corporate or individual dividend rates, as applicable, to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Proposed Legislation

Legislation has been introduced from time to time that would amend certain rules relating to REITs. As of the date of this prospectus, it is not possible to predict with any certainty whether any such legislation will be enacted.

Tax Aspects of the Operating Partnership

General

Substantially all of the Company’s investments are held through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes.

Entity Classification

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that an “eligible entity” may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. Such an entity’s claimed classification will be respected for all prior periods so long as the entity had a reasonable basis for its claimed classification and certain other requirements are met. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership met the requirements for classification as a partnership under prior law for all periods prior to January 1, 1997 and has claimed and will continue to claim classification as a partnership. Therefore, under the current Treasury Regulations, the Operating Partnership will be taxed as a partnership.

Tax Allocations With Respect to the Centers

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the Partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or the Book-Tax Difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property by the Tanger Family Limited Partnership. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the Tanger Family Limited Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Tanger Family Limited Partnership, and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution of such assets to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.”

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the “traditional method,” or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and the Company have determined to use the “traditional method” for accounting for Book-Tax Differences with respect to the factory outlet centers initially contributed to the Partnership. As a result of such determination, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The Operating Partnership and the Company have not determined which of the alternative methods of accounting for Book-Tax Differences will be elected with respect to factory outlet centers contributed to the Operating Partnership in the future.

With respect to the factory outlet centers initially contributed to the Operating Partnership by the Company, as well as any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest

The Company’s adjusted tax basis in its interest in the Operating Partnership generally will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, increased by (a) its allocable share of the Operating Partnership’s income and (b) its allocable share of indebtedness of the Operating Partnership and reduced, but not below zero, by (a) the Company’s allocable share of losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and (c) constructive distributions resulting from a reduction in the Company’s share of indebtedness of the Operating Partnership.

If the allocation of the Company’s distributive share of the Operating Partnership’s loss exceeds the adjusted tax basis of the Company’s partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has an adjusted tax basis in its partnership interest. To the extent that the Operating Partnership’s distributions, or any decrease in the Company’s share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceed the Company’s adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company’s interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year for corporations), the distributions and constructive distributions will constitute long-term capital gains.

Other Tax Consequences

The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Company may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to Tanger Factory Outlet Centers, Inc.’s Current Report on Form 8-K dated July 2, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Tanger Factory Outlet Center, Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and financial statement schedule incorporated in this Prospectus by reference to Tanger Properties Limited Partnership Current Report on Form 8-K dated July 2, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Tanger Properties Limited Partnership for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, New York, New York. Any underwriters, dealers or agents will be advised about the other issues relating to any offering by their own legal counsel. Latham & Watkins LLP and any counsel for any underwriters, dealers or agents will rely on Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A., Burlington, North Carolina as to certain matters of North Carolina law.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (all of which are estimated) to be incurred by us in connection with a distribution of securities registered under this registration statement:

Amount to be paid*
SEC registration fee	*
Printing and Engraving Expenses	150,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	100,000
Fees of Rating Agencies	200,000
Fees of Trustee (Including counsel fees)	10,000
Miscellaneous	19,000

$650,000

*	Deferred in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933, as amended.

Item 15.	Indemnification of Directors and Officers

The Company is a North Carolina Corporation. The Company’s Amended and Restated Articles of Incorporation contain a provision authorized by Section 55-2-02(b)(3) of the North Carolina Business Corporation Act (the “NC BCA”) eliminating the personal liability of a director arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty of a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any transaction from which the director derived an “improper personal benefit” as that term is defined in the NC BCA, (iii) acts or omissions occurring prior to the effective date of the Articles or (iv) acts or omissions with respect to which the NC BCA does not permit the limitation of liability.

The Company has also adopted indemnification provisions authorized by NC BCA Section 55-8-57 which obligate the corporation:

(1) to indemnify any person who serves or has served as a director or officer against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such director’s or officer’s status as such or any activities of such director or officer in such capacity and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to an employee benefit plan) in any such proceeding; and

(2) to indemnify any person who serves or has served as a director or officer and who, at the request of the corporation, serves or has served as a director, officer, partner, trustee employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against (i) any liability for or obligation to pay reasonable expenses, including attorneys’ fees, incurred by such officer or director in connection with any proceeding arising out of such person’s status as a director or officer of the corporation or as a director, officer, partner, trustee, employee or agent of such other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan or any activities of such director or officer in any of such capacities and (ii) any liability for or obligation to pay any judgment, settlement, penalty or fine (including an excise tax assessed with respect to any employee benefit plan) in any such proceeding.

Provided however, such indemnification does not extend to any liability or expense the director or officer may incur on account of his or her activities which, at the time taken, were known or believed by such director or officer to be clearly in conflict with the best interests of the corporation.

Pursuant to Section 55-8-51 of NC BCA, a North Carolina corporation may indemnify a director against liability in any proceeding to which the director is made a party because of his status as such if the director

(i) conducted himself in good faith, (ii) reasonably believed that his conduct in his official capacity was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 55-8-52 of the NC BCA, a North Carolina corporation is required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding.

Pursuant to Section 55-8-54 of the NC BCA, the court may order indemnification of a director of a North Carolina corporation in any proceeding to which the director is a party if the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The term “proceeding” as used herein includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (and any appeal therein), whether formal or informal and whether or not brought by or on behalf of the corporation.

Item 16.	Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement for Debt Securities (incorporated by reference to Exhibit 1(a) to Amendment No. 1, filed May 24, 1996, to the Company and the Operating Partnership’s Registration Statement on Form S-3, as amended, Registration Nos. 333-3526/333-3526-01)

1.2	Form of Underwriting Agreement for Equity Securities (incorporated by reference to Exhibit 1(b) to Amendment No. 1, filed May 24, 1996, to the Company and the Operating Partnership’s Registration Statement on Form S-3, as amended, Registration Nos. 333-3526/333-3526-01)

4.1	Specimen Common Share certificate (incorporated by reference to Exhibit 4.1 to the Company and the Operating Partnership’s Registration Statement on Form S-4, filed April 9, 2009, as amended, Registration Nos. 333-158503/333-158503-01)

4.2	Form of Deposit Agreement, by and between the Company and the Depositary, including Form of Depositary Receipt. (incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-11 filed October 6, 1993, as amended.)

4.3	Form of Preferred Share Certificate. (incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-11, filed October 6, 1993, as amended.)

4.4	Senior Indenture (filed as Exhibit 4(a) to Company’s Registration Statement on Form S-3, dated April 12, 1996, Registration Nos. 333-3526/333-3526-01)

4.5	Form of Subordinated Indenture (filed as Exhibit 4(b) to Amendment No. 1, filed May 24, 1996, to the Company and the Operating Partnership’s Registration Statement on Form S-3, Registration Nos. 333-3526/333-3526-01)

4.6	Form of Debt Securities (filed as Exhibit 4(c) to Amendment No. 1, filed May 24, 1996, to the Company and the Operating Partnership’s Registration Statement on Form S-3, Registration Nos. 333-3526/333-3526-01)

4.7	Form of Common Share Warrant Agreement***

4.8	Form of Form of Articles of Restatement for the Preferred Shares***

4.9	Form of Preferred Share Depositary Receipt Certificate***

4.10	Form of Deposit Agreement***

4.11	Form of Fourth Supplemental Indenture (to Senior Indenture) dated November 5, 2005. (incorporated by reference to Exhibit 4.2D to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.)

Exhibit No.	Description
4.12	Form of Fifth Supplemental Indenture (to Senior Indenture) dated August 16, 2006. (incorporated by reference to Exhibit 4.2E to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.)

4.13	Sixth Supplemental Indenture (to Senior Indenture) dated as of July 2, 2009**

5.1	Opinion of Latham & Watkins LLP**

5.2	Opinion of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A.**

8.1	Opinion of Latham & Watkins LLP re: tax matters**

12.1	Statement re: Computation of Ratios of Earnings to Fixed Charges**

12.2	Statement re: Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends**

23.1	Consent of PricewaterhouseCoopers LLP.**

23.2	Consent of Latham & Watkins LLP. (included in Exhibit 5.1)

23.3	Consent of Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A. (included in Exhibit 5.2)

24	Power of Attorney (included on signature page in Part II of the Registration Statement)

25	Statement of Eligibility of Trustee on Form T-1 (incorporated by reference to the Form T-1, dated April 12, 1996 filed by the Company on April 12, 1996)

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Filed herewith.
***	To be filed by amendment or incorporated by reference in connection with an offering of warrants or depository shares.

Item 17.	Undertakings

The undersigned Registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii), and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned Registrants undertake that in a primary offering of securities of the undersigned Registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(6)(2) of the Trust Indenture Act.

(8)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by a registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on the 2nd day of July, 2009.

TANGER FACTORY OUTLET CENTERS, INC.

By:	/s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer

TANGER PROPERTIES LIMITED PARTNERSHIP

By:	Tanger GP Trust, its sole general partner

By:	/s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer

POWER OF ATTORNEY

The individuals whose signatures appear below constitute and appoint Steven B. Tanger and Frank C. Marchisello, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

TANGER FACTORY OUTLET CENTERS, INC.:

Signature	Title	Date

/s/ Stanley K. Tanger
Stanley K. Tanger	Chairman of the Board of Directors	July 2, 2009

/s/ Steven B. Tanger
Steven B. Tanger	Director, President and Chief Executive Officer (Principal Executive Officer)	July 2, 2009

/s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 2, 2009

Jack Africk	Director

/s/ William G. Benton
William G. Benton	Director	July 2, 2009

/s/ Bridget Ryan Berman
Bridget Ryan Berman	Director	July 2, 2009

Thomas E. Robinson	Director

/s/ Allan L. Schuman
Allan L. Schuman	Director	July 2, 2009

TANGER PROPERTIES LIMITED PARTNERSHIP:

Signature	Title	Date

/s/ Stanley K. Tanger
Stanley K. Tanger	Chairman of the Board of Trustees	July 2, 2009

/s/ Steven B. Tanger
Steven B. Tanger	Trustee, President and Chief Executive Officer (Principal Executive Officer)	July 2, 2009

/s/ Frank C. Marchisello, Jr.
Frank C. Marchisello, Jr.	Vice President, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	July 2, 2009

Jack Africk	Trustee

/s/ William G. Benton
William G. Benton	Director	July 2, 2009

/s/ Bridget Ryan Berman
Bridget Ryan Berman	Trustee	July 2, 2009

Thomas E. Robinson	Trustee

/s/ Allan L. Schuman
Allan L. Schuman	Trustee	July 2, 2009